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                                                                     EXHIBIT 5.1
                                                                     -----------
                                October 27, 1998

Thermatrix Inc.
2025 Gateway Place, Suite 132
San Jose, California 95110

     RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Thermatrix Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about October 28, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares of your Common Stock, $0.001 par value (the "Shares"), pursuant to the Company's Employee Stock Purchase Plan (the "Plan"). As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation



                                    /s/  WILSON SONSINI GOODRICH & ROSATI